Exhibit 99.1

RPM INCREASES CASH DIVIDEND FOR 43rd CONSECUTIVE YEAR

Quarterly payment of $0.30 per share is 9.1% increase over prior year

MEDINA, Ohio – October 6, 2016 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.30 per share, payable on October 31, 2016, to stockholders of record as of October 17, 2016. This payment represents a 9.1 percent increase over the $0.275 quarterly cash dividend paid at this time last year.

This action marks RPM’s 43rd consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all 19,000 publicly traded U.S. companies. Only 44 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2016 summer edition of the Mergent Handbook of Dividend Achievers. At a share price of $50.00, RPM’s dividend yield would be 2.4 percent.

“As noted in our fiscal 2016 annual report, RPM has outperformed the S&P 500 Index and its peer group in cumulative total return for the five- and ten-year periods ended May 31, 2016,” stated Frank C. Sullivan, chairman and chief executive officer. “Consistently increasing our cash dividend has been critical to our ability to significantly outpace the market and deliver value to our shareholders.”

At the meeting, Thomas C. Sullivan officially retired as a director of RPM after 55 years of service. He joined RPM’s predecessor, Republic Powdered Metals, in 1961 as a divisional sales manager. He assumed leadership of the then-$11-million company in 1971 upon the sudden death of his father and RPM founder, Frank C. Sullivan. When he stepped down as chief executive officer in 2002, RPM’s annual sales were more than $2 billion. Today, they are nearly $5 billion.

“Tom shaped RPM’s corporate culture, established its core operating principles and has been a key driver of its growth and success. If you made a $1,000 investment in RPM on May 31, 1971, near the start of Tom’s leadership, and reinvested the dividends, your investment would have grown at an incredible rate to $510,190 by the end of our 2016 fiscal year. The same investment in the S&P 500 over a comparable timeframe would be worth $81,100,” stated Frank C. Sullivan. “Tom leaves a lasting legacy that will continue to reward our shareholders and guide our current management team. We are extremely grateful for the mentorship and guidance he has provided.”